FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Shareholder Conference Call

PHILADELPHIA, November 9, 2010 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended September 30, 2010.  As previously announced, FSIC will hold its quarterly shareholder update conference call at 2:00 p.m. EST on November 10, 2010 to discuss these results.

Financial Highlights

•	FSIC has raised total gross proceeds since inception of approximately $339 million through November 1, 2010 in its public offering of common stock.

•	During the quarter ended September 30, 2010, FSIC’s portfolio generated the following results:

•	Total net investment income of approximately $3.6 million, or approximately $0.14 per share; and

•	Total net realized gains of approximately $0.3 million, or approximately $0.01 per share, and total net unrealized appreciation of approximately $8.0 million, or approximately $0.31 per share.

•	For the nine months ended September 30, 2010, FSIC's portfolio generated a GAAP total return of approximately 5.9%.

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During the quarter ended September 30, 2010, FSIC paid out cash distributions to stockholders totaling $0.1875 per share (7.2% annualized yield based on the public offering price of $10.40 per share during the quarter).

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Pursuant to its share repurchase program, FSIC commenced its third quarter tender offer in August 2010 and repurchased 108,904 shares of common stock in connection with its October 1, 2010 semi-monthly closing.  Such shares were repurchased at a price per share of $9.36 for aggregate consideration of approximately $1,019,341.

Recent Notable Announcements

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On August 11, 2010, FSIC announced that beginning in the fourth quarter, it intended to start paying out distributions on a monthly rather than quarterly basis.  The first monthly ordinary cash distributions were paid to stockholders of record in October 2010.

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On September 15, 2010, FSIC announced that its board of directors determined to increase the amount of semi-monthly distributions payable to stockholders of record from $0.03125 per share to $0.03185 per share, effective October 1, 2010.  Based on the then-current public offering price of $10.40 per share, this increase resulted in an increase in the annual distribution yield on FSIC’s common stock from 7.2% to 7.35% per annum.  FSIC also announced a special one-time cash distribution in an aggregate amount of $0.3 million that was paid on October 29, 2010 to stockholders of record on such date.

•	On October 18, 2010, FSIC announced a special one-time cash distribution of $0.04 per share that was paid on October 22, 2010 to stockholders of record on October 14, 2010.

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On November 1, 2010, FSIC announced that its board of directors determined to increase its public offering price from $10.40 to $10.50 per share and to increase the amount of the semi-monthly distributions payable to stockholders from $0.03185 per share to $0.032156 per share in order to maintain FSIC’s annual distribution yield at 7.35% (based on the $10.50 per share public offering price).  The increase in FSIC’s public offering price was effective as of its November 1, 2010 semi-monthly closing.  The increase in the semi-monthly distributions to $0.032156 per share is expected to commence with the semi-monthly distributions to be declared in November 2010 for stockholders of record as of November 14, 2010 and November 29, 2010, which are expected to be paid on November 30, 2010.

“FSIC's strong third quarter performance confirms our view that a well-managed private loan fund can deliver exceptional results for its investors. In the third quarter, we increased the share price, paid special distributions totaling approximately $0.05 per share and increased the regular distribution twice,” stated Michael C. Forman, FSIC’s Chairman and Chief Executive Officer. “The strength and acumen of our product team together with our sub-adviser, GSO / Blackstone Debt Funds Management LLC, have helped us select credits ideal for the fund and achieve a default rate of 0% to date. Looking ahead, the fact that we are raising more capital will allow us to spread expenses over a larger capital base, give us access to more investment opportunities and make us a more formidable player in the marketplace. We encourage investors to join us on our upcoming investor call to further discuss our quarterly performance.”

Investor Update Call
FSIC will hold its third quarter investor update call on Wednesday, November 10, 2010, at 2:00 p.m. EST.  In order to participate, interested parties should dial (888) 674-0224 at least 10 minutes prior to the beginning of the conference call. A live webcast and a subsequent archive of the call for replay will be available. Links for these can be found under the “Investor Relations” section of FSIC’s website (http://www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with over $28 billion in assets under management together with its affiliates as of June 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.